BG Staffing, Inc. Announces Intra
Q2 2020 Financial Highlights
PLANO, Texas – (June 11, 2020) – BG Staffing, Inc. (NYSE: BGSF), a national provider of workforce solutions, today reported selected intra second quarter financial results during this pandemic economic downturn.

Intra Second Quarter 2020 Revenue Results:
Overall revenue for the first two months of the quarter was 17% below the same period in 2019 as a result of declines in all our legacy segments, which includes revenue of $6.2 million from our two acquisitions, while revenue in May showed a 3.1% increase over April.

Beth A. Garvey, President and CEO, stated, “As some businesses begin to re-open in the COVID-19 environment, we are pleased with the direction of revenues. Our Real Estate segment has shown strong growth in the past few weeks as more properties open up and we remain cautiously optimistic about overall business activity in the third quarter.”

Dan Hollenbach, Chief Financial Officer, said, “As expected, DSO rose to 60 days early in May, but has been reduced to 54 days in June. Additionally, we reduced our revolver balance to $12 million at the end of May.”
About BGSF
Headquartered in Plano, Texas, BGSF provides workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, Creative, Real Estate (apartment communities and commercial buildings), and Light Industrial. BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 64th largest U.S. staffing company in the 2019 update and the 45th largest IT staffing firm in 2018. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “continue,” “outlook,” “progressing,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com
Source: BG Staffing, Inc.